Exhibit 99.1

Press Release

For more information contact:

Media Relations:	Investor Relations:
Judy DeRango Wicks	Peter Holbrook
Vice President Communications	Vice President Investor Relations
Fiserv, Inc.	Fiserv, Inc.
678-375-1595	262-879-5055
judy.wicks@fiserv.com	peter.holbrook@fiserv.com

For Immediate Release

Fiserv Reports Fourth Quarter and Full Year 2010 Results

Adjusted internal revenue growth of 2 percent and adjusted

EPS growth of 13 percent in the fourth quarter;

Full year adjusted EPS of $4.05 and $735 million

of free cash flow achieve record levels;

Company expects 2011 adjusted internal revenue growth of 2 to 4 percent and adjusted EPS growth of 9 to 12 percent

Brookfield, Wis., February 3, 2011 – Fiserv, Inc. (NASDAQ: FISV), the leading global provider of financial services technology solutions, today reported financial results for the fourth quarter and full year 2010.

GAAP revenue in the fourth quarter of 2010 was $1.08 billion compared with $1.06 billion in the fourth quarter of 2009. Adjusted revenue increased 2 percent to $1.03 billion in the fourth quarter compared with $1.01 billion in 2009. For the full year, GAAP revenue was $4.13 billion compared with $4.08 billion in 2009, and adjusted revenue increased 1 percent from $3.87 billion in 2009 to $3.93 billion in 2010.

GAAP earnings per share from continuing operations for the fourth quarter was $0.80, which includes a loss from early debt extinguishment of $0.11 per share, compared with $0.83 in 2009. GAAP earnings per share from continuing operations for the full year was $3.34 compared with $3.04 in 2009.

Adjusted earnings per share in the fourth quarter increased 13 percent to $1.06 compared with $0.94 in 2009. Full year adjusted earnings per share increased 11 percent to $4.05 compared with $3.66 in 2009.

“We delivered on our commitments of returning to positive revenue growth while increasing earnings and generating a record level of free cash flow,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “Our strong performance is the result of our associates delivering for clients every day.”

Fourth Quarter and Full Year 2010

•

Adjusted internal revenue growth was 2 percent in the quarter, reflecting 3 percent growth in the Payments segment and 2 percent growth in the Financial segment. For the full year, adjusted internal revenue growth was 1 percent; the Payments segment grew 3 percent and the Financial segment was up less than 1 percent.

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Adjusted operating margin increased 160 basis points to 29.7 percent in the quarter over the prior year period. For the full year, adjusted operating margin increased 70 basis points compared with 2009 to 29.4 percent.

•	Free cash flow increased 10 percent to a record $735 million in 2010 compared with $668 million in 2009.

•

The company repurchased 2.9 million shares of common stock in the quarter for $164 million. In 2010, the company repurchased 8.1 million shares for a total of $418 million. As of December 31, 2010, the company had approximately 6 million shares remaining under its share repurchase authorization.

•	Fiserv was ranked first in North America and fourth in the world in Chartis Research’s RiskTech100TM 2010, a comprehensive annual study of the top global technology firms active in risk management.

•

The company expanded its payments footprint in the quarter by signing 163 electronic bill payment clients and 55 debit clients. The company signed 537 electronic bill payment clients and 218 debit clients in the year.

•

176 clients committed to offer ZashPay® in the quarter, the new person-to-person payments service from Fiserv. As of December 31, 2010, more than 600 financial institutions have agreed to offer the service.

•	In the fourth quarter, the company received an $89 million cash payment, reflecting a dividend and the repayment of a loan, from StoneRiver Group, L.P., a company in which Fiserv owns a 49% interest.

•

On January 3, 2011, Mark Ernst joined the company as its Executive Vice President and Chief Operating Officer. Ernst’s background spans more than 25 years in the financial services industry and includes senior management positions with the Internal Revenue Service, H&R Block, Inc. and the American Express Company.

•	The company signed a number of new and expanded client relationships in the quarter:

•

Associated Bank, headquartered in Green Bay, Wis. with total assets of $22 billion, expanded its existing Fiserv relationship with the selection of Mobile Money™ for mobile banking and ZashPay for person-to-person payments. The bank already utilizes the Signature™ bank platform for account processing, along with additional solutions including online banking and bill payment, Bank Intelligence Solutions®, asset liability risk management and mortgage loan servicing.

•

Austin Bank, headquartered in Jacksonville, Texas, with more than $1 billion in assets, will implement a full suite of Fiserv debit solutions including processing, Premier Analytics™, Risk OfficeSM, ATM driving and enhanced chargebacks.

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Central Bank, a $2.1 billion financial services holding company headquartered in Lexington, Ky., extended its relationship with Fiserv for the Signature bank platform, EFT and Nautilus® from Fiserv. The bank also has added eight new solutions, including Corillian® Online, CheckFree® RXP® and Mobile Money from Fiserv to provide integrated banking, bill payment and personal financial management to retail banking customers through the online and mobile channels.

•

Diebold, Incorporated, the global leader in providing integrated self-service delivery and security systems and services, has continued its long-term partnership with Fiserv utilizing the Fiserv Source Capture Solutions® Image Toolkit. Diebold, headquartered in North Canton, Ohio

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with $2.7 billion in worldwide revenue, leverages the Fiserv technology for use within its image-enabled ATMs.

•

Fort Financial Credit Union of Fort Wayne, Ind., signed an agreement to implement the XP2® account processing solution from Fiserv to help serve its nearly 47,000 members. The $180 million credit union will implement an integrated suite of Fiserv solutions that includes CheckFree RXP for electronic bill payment; ConvergeIT®: IVR for audio response; Nautilus for enterprise content management; Virtual Branch® for online banking; and Wisdom™ for accounting.

•

Gesa Credit Union of Richland, Wash., agreed to implement AcumenTM from Fiserv, the company’s newest account processing solution for credit unions. Gesa, which has $1 billion in assets and serves more than 97,000 members, will implement additional Fiserv solutions, including Nautilus for enterprise content management and ATM Source Capture™, Branch Source Capture™ and Teller Source Capture™ solutions.

•

IBERIABANK, headquartered in Lafayette, La., with $10 billion in assets, will implement a full suite of Fiserv debit solutions including processing and enhanced chargebacks, Premier Analytics, CardVisionSM and ATM driving. In addition, the bank will use the ACCEL/Exchange® PIN debit network from Fiserv.

•

Kawartha Credit Union of Ontario, Canada, with $700 million in assets, agreed to implement Acumen from Fiserv to meet the needs of its nearly 37,000 members. The credit union will also implement additional Fiserv solutions including ConvergeIT: IVR from Fiserv for audio response, Prologue™ General Ledger, Prologue Fixed Assets and Vantage™ Risk and Budgeting Manager.

•

Kennebec Savings Bank, a $776 million savings bank based in Augusta, Maine, selected a complete banking solution from Fiserv based on the Premier bank platform with approximately 20 integrated products. The solution includes business and consumer online banking, CheckFree RXP for bill payment, Mobile Money for mobile banking, Source Capture, fraud and anti-money laundering, Card Services and the ACCEL/Exchange® Network for debit processing.

•

Zions Bancorporation, one of the nation’s leading financial services companies with $53 billion in assets and more than 500 banking offices in the western U.S., is making Check Recovery from Fiserv available to its business customers. This electronic check re-presentment service streamlines and accelerates the recovery of bad checks and lost funds by automating the collection process. Zions Bancorporation, a longstanding client, also uses account processing, bill payment, ACH processing, cash supply chain management, risk and compliance and remittance solutions from Fiserv.

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Outlook for 2011

Fiserv expects 2011 adjusted internal revenue growth to be in a range of 2 to 4 percent. The company also expects 2011 adjusted earnings per share to be in a range of $4.42 to $4.54, which represents growth of 9 to 12 percent compared with $4.05 in 2010.

“Strong sales to new and existing clients reflects our focus on creating value for clients,” said Yabuki. “The investments we are making in our industry-leading solutions are building momentum for 2011 and beyond.”

Earnings Conference Call

The company will discuss its fourth quarter and full year 2010 results on a conference call and webcast at 4 p.m. CST on Thursday, February 3, 2011. To register for the event, go to www.fiserv.com and click on the Q4 Earnings Webcast icon. Supplemental materials will be available in the “Investor Relations” section of the website.

Use of Non-GAAP Financial Measures

We supplement our reporting of revenue, operating income, income from continuing operations and earnings per share information determined in accordance with GAAP by using “adjusted revenue,” “adjusted operating income,” “adjusted income from continuing operations,” “adjusted earnings per share,” “adjusted operating margin,” “free cash flow” and “adjusted internal revenue growth” in this earnings release. Management believes that adjustments for certain non-cash or other revenue or expense items and the exclusion of certain pass-through revenue and expenses enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, income from continuing operations and earnings per share to calculate these non-GAAP measures.

Examples of non-cash or other items may include, but are not limited to, non-cash intangible asset amortization expense associated with acquisitions, severance costs, merger and integration expenses and non-cash deferred revenue adjustments arising from acquisitions. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations, and we use this information to allocate resources to our various businesses.

Free cash flow and adjusted internal revenue growth are non-GAAP financial measures and are described on pages 10 and 12. We believe free cash flow is useful to measure the funds generated in a given period that are available for strategic capital decisions. Free cash flow is calculated as net cash provided by operating activities less capital expenditures, as adjusted for other items as listed on page 10. We believe adjusted internal revenue growth percentage is useful because it presents revenue growth excluding acquired revenue, postage reimbursements in our Output Solutions business and deferred revenue purchase accounting adjustments. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenue, operating income, income from continuing operations and earnings per share or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

About Fiserv

Press Release

Fiserv, Inc. (NASDAQ: FISV) is the leading global provider of information management and electronic commerce systems for the financial services industry, driving innovation that transforms experiences for financial institutions and their customers. Fiserv is ranked No. 1 on the FinTech 100 survey of top technology partners to the financial services industry. For more information, visit www.fiserv.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated adjusted earnings per share and adjusted internal revenue growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: the impact on the company’s business of the current state of the economy, including the risk of reduction in revenue resulting from decreased spending on the products and services that the company offers or from the elimination of existing or potential clients due to consolidation or financial failures in the financial services industry; legislative and regulatory actions in the United States, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, and internationally; changes in client demand for the company’s products or services; pricing or other actions by competitors; the impact of the company’s Fiserv 2.0 initiatives; the company’s ability to comply with government regulations, including privacy regulations; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and in other documents that the company files with the SEC. You should consider these factors carefully in evaluating forward-looking statements, and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

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Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Revenue
Processing and services	$870	$844	$3,415	$3,329
Product	208	218	718	748

Total revenue	1,078	1,062	4,133	4,077

Expenses
Cost of processing and services	473	468	1,853	1,844
Cost of product	140	143	533	536
Selling, general and administrative	198	195	740	751

Total expenses	811	806	3,126	3,131

Operating income	267	256	1,007	946
Interest expense - net	(48)	(51)	(188)	(212)
Loss on early debt extinguishment (1)	(26)	—	(26)	—

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	193	205	793	734
Income tax provision	(77)	(79)	(301)	(273)
Income from investment in unconsolidated affiliate	3	2	14	12

Income from continuing operations	119	128	506	473
Income (loss) from discontinued operations	(3)	(10)	(10)	3

Net income	$116	$118	$496	$476

GAAP earnings (loss) per share - diluted:
Continuing operations	$0.80	$0.83	$3.34	$3.04
Discontinued operations	(0.02)	(0.07)	(0.07)	0.02

Total	$0.78	$0.76	$3.27	$3.06

Diluted shares used in computing earnings (loss) per share	149.8	154.7	151.7	155.4

(1)

During the third quarter of 2010, the company raised $750 million in a public offering of debt with a weighted average interest rate of 4.025%. In the fourth quarter of 2010, the company used a portion of the proceeds from the offering to repurchase $250 million of its 6.125% senior notes due in 2012. The company repurchased the notes at a premium, resulting in a pre-tax charge of $26 million ($0.11 per share after tax) including related costs.

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Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

GAAP income from continuing operations	$119	$128	$506	$473
Adjustments:
Merger costs and other adjustments	—	(10)	—	6
Severance costs	—	—	—	15
Amortization of acquisition-related intangible assets	38	37	148	145
Loss on early debt extinguishment (1)	26	—	26	—
Tax impact of adjustments and merger-related tax items	(24)	(10)	(66)	(70)

Adjusted income from continuing operations	$159	$145	$614	$569

GAAP earnings per share - continuing operations	$0.80	$0.83	$3.34	$3.04
Adjustments - net of income taxes:
Merger costs and merger-related tax items	—	(0.04)	—	(0.02)
Severance costs	—	—	—	0.06
Amortization of acquisition-related intangible assets	0.15	0.15	0.60	0.58
Loss on early debt extinguishment (1)	0.11	—	0.11	—

Adjusted earnings per share	$1.06	$0.94	$4.05	$3.66

(1)	See footnote on Page 6.

See page 4 for disclosures related to the use of non-GAAP financial information.

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Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Total Company
Revenue	$1,078	$1,062	$4,133	$4,077
Output Solutions postage reimbursements	(51)	(56)	(204)	(211)
Deferred revenue adjustment	—	1	—	5

Adjusted revenue	$1,027	$1,007	$3,929	$3,871

Operating income	$267	$256	$1,007	$946
Merger costs and other adjustments	—	(10)	—	6
Severance costs	—	—	—	15
Amortization of acquisition-related intangible assets	38	37	148	145

Adjusted operating income	$305	$283	$1,155	$1,112

Operating margin	24.8%	24.1%	24.4%	23.2%
Adjusted operating margin	29.7%	28.1%	29.4%	28.7%

Payments and Industry Products (“Payments”)
Revenue	$581	$569	$2,208	$2,160
Output Solutions postage reimbursements	(51)	(56)	(204)	(211)

Adjusted revenue	$530	$513	$2,004	$1,949

Operating income	$167	$164	$625	$617

Operating margin	28.7%	28.9%	28.3%	28.6%
Adjusted operating margin	31.5%	32.1%	31.2%	31.7%

Financial Institution Services (“Financial”)
Revenue	$506	$497	$1,951	$1,942

Operating income	$161	$141	$591	$569

Operating margin	31.7%	28.5%	30.3%	29.3%

Corporate and Other
Revenue	$(9)	$(4)	$(26)	$(25)
Deferred revenue adjustment	—	1	—	5

Adjusted revenue	$(9)	$(3)	$(26)	$(20)

Operating loss	$(61)	$(49)	$(209)	$(240)
Merger costs and other adjustments	—	(10)	—	6
Severance costs	—	—	—	15
Amortization of acquisition-related intangible assets	38	37	148	145

Adjusted operating loss	$(23)	$(22)	$(61)	$(74)

See page 4 for disclosures related to the use of non-GAAP financial information. Operating margin percentages are calculated using actual, unrounded amounts.

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Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows - Continuing Operations

(In millions, unaudited)

	Years Ended December 31,
	2010	2009
Cash flows from operating activities
Net income	$496	$476
Adjustment for discontinued operations	10	(3)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	191	188
Amortization of acquisition-related intangible assets	148	145
Share-based compensation	39	36
Deferred income taxes	37	64
Loss on early debt extinguishment	26	—
Dividend from unconsolidated affiliate	40	—
Other non-cash items	(21)	(13)
Changes in assets and liabilities, net of effects from acquisitions:
Trade accounts receivable	(12)	44
Prepaid expenses and other assets	4	(9)
Accounts payable and other liabilities	(26)	(71)
Deferred revenue	26	(7)

Net cash provided by operating activities	958	850

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(175)	(198)
Payments from (advances to) unconsolidated affiliate	49	(57)
Other investing activities	10	7

Net cash used in investing activities	(116)	(248)

Cash flows from financing activities
Proceeds from long-term debt	748	—
Repayments of long-term debt, including premium and costs	(1,060)	(475)
Issuance of common stock and treasury stock	62	45
Purchases of treasury stock	(413)	(175)
Other financing activities	(8)	4

Net cash used in financing activities	(671)	(601)

Change in cash and cash equivalents	171	1
Net cash transactions from discontinued operations	29	132
Beginning balance	363	230

Ending balance	$563	$363

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Fiserv, Inc.

Free Cash Flow

(In millions, unaudited)

	Years Ended December 31,
	2010	2009

Income from continuing operations	$506	$473
Depreciation and other amortization	191	188
Amortization of acquisition-related intangible assets	148	145
Share-based compensation	39	36
Loss on early debt extinguishment	26	—
Dividend from unconsolidated affiliate(1)	40	—
Capital expenditures	(175)	(198)

Free cash flow before changes in working capital	775	644
Changes in working capital - net	8	8
Dividend from unconsolidated affiliate(1)	(40)	—
Other adjustments(2)	(8)	16

Free cash flow	$735	$668

Net cash provided by operating activities	$958	$850
Capital expenditures	(175)	(198)
Dividend from unconsolidated affiliate(1)	(40)	—
Other adjustments(2)	(8)	16

Free cash flow	$735	$668

(1)

In the fourth quarter of 2010, the company received a cash dividend from StoneRiver Group, L.P., a company in which Fiserv owns a 49% interest. The portion of this dividend that represents a return on the company’s investment is reported in cash flows from operating activities. Management believes it is appropriate to exclude this dividend from the calculation of free cash flow because it may not be indicative of the future free cash flow of the company.

(2)

Free cash flow excludes the net change in settlement assets and obligations, after-tax merger and severance costs, and the tax benefit from the loss on early debt extinguishment. Management believes it is appropriate to exclude these items from the calculation of free cash flow because they may not be indicative of the future free cash flow of the company.

See page 4 for disclosures related to the use of non-GAAP financial information.

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Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	December 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$563	$363
Trade accounts receivable – net	572	554
Deferred income taxes	37	46
Prepaid expenses and other current assets	245	314

Total current assets	1,417	1,277

Property and equipment – net	267	293
Intangible assets – net	1,879	2,006
Goodwill	4,377	4,371
Other long-term assets	341	431

Total assets	$8,281	$8,378

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$537	$565
Current maturities of long-term debt	3	259
Deferred revenue	351	337

Total current liabilities	891	1,161

Long-term debt	3,353	3,382
Deferred income taxes	627	580
Other long-term liabilities	181	229

Total liabilities	5,052	5,352
Shareholders’ equity	3,229	3,026

Total liabilities and shareholders’ equity	$8,281	$8,378

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Fiserv, Inc.

Selected Key Metrics

Adjusted Internal Revenue Growth (1)	Three Months Ended December 31, 2010	Year Ended December 31, 2010
Payments Segment	3%	3%
Financial Segment	2%	—

Total Company	2%	1%

Fiserv 2.0 Metrics (in millions)		2010 Attainment
	2010 Objective	Dollars	Percentage
Integrated Sales (2)	$105	$132	126%
Operational Effectiveness (3)	$40	$55	138%

Selected Electronic Payment Metrics (in millions)		Three Months Ended December 31, 2010	Year Ended December 31, 2010
Bill Payment Transactions (4)		362	1,402
Bill Payment Year-Over-Year Transaction Growth (4)		6%	7%
e-Bills Delivered		83	330
e-Bill Year-Over-Year Growth		4%	3%

(1)

Adjusted internal revenue growth is measured as the increase or decrease in adjusted revenue (see page 8), excluding acquired revenue, for the current period divided by adjusted revenue from the prior year period. Acquired revenue in the Payments segment, and for the total company, was $2 million in the fourth quarter of 2010 and $3 million for the full year.

(2)	Integrated Sales include sales from a designated list of products sold to account processing clients. Dollar amounts represent the amount of estimated recurring annual revenue.
(3)

Operational Effectiveness is the amount of savings from our Fiserv 2.0 initiative and the combination of CheckFree with Fiserv. Dollar amounts represent the targeted or actual savings in the measurement period, which are incremental to the amounts attained prior to 2010.

(4)

Bill Payment Transactions represent online bill payment transactions occurring through financial institutions, brokerage firms or portals. Transaction growth in 2010 excludes volume associated with a remittance only client acquired by a third party in 2008 for which we continued to process through the third quarter of 2009.

See page 4 for disclosures related to the use of non-GAAP financial information.

FISV-E

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